Exhibit 10.66
FIFTH AMENDMENT
TO
STATE AUTO FINANCIAL CORPORATION
2000 DIRECTORS STOCK OPTION PLAN
     The State Auto Financial Corporation 2000 Directors Stock Option Plan (the “Plan”), as heretofore amended, is hereby further amended in the following particulars:
§1. Definitions
     All capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.
§2. Shares Subject To Plan
     As of the effective date of this amendment, no additional Options shall be granted under the Plan, including without limitation, no Options shall be granted following the 2005 annual meeting of shareholders of the Company. Except for shares of Stock subject to unexercised Options granted prior to the date of this amendment that have not expired or otherwise terminated, all shares of Stock reserved for issuance under the Plan are hereby released from such reserve. Without limiting and in furtherance of the preceding provisions, if any shares of Stock currently subject to an Option cease to be subject to that Option other than by reason of exercise, such shares shall not be used for any future Option grant and shall not be reserved for subsequent issuance under to the Plan.
§3. Effective Date; Construction
     The effective date of this amendment is May 11, 2005, and this amendment shall be deemed to be a part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effect without change.